UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 14, 2013

OvaScience, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54647	45-1472564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2013, OvaScience, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with selected institutional and accredited investors (the “Investors”), pursuant to which the Company agreed to sell to the Investors in a private placement (the “Private Placement”) an aggregate of 3,888,880 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, at a price per Share of $9.00.  The Private Placement is expected to close (the “Closing”) on or about March 18, 2013, subject to the satisfaction of certain customary closing conditions.  The Company expects to receive gross proceeds of approximately $35.0 million at the Closing.

Leerink Swann LLC has acted as lead placement agent and Ladenburg Thalmann & Co. Inc., Oppenheimer & Co. Inc., Roth Capital Partners, LLC and Wedbush Securities Inc. have acted as co-agents in connection with the Private Placement.  Upon the Closing, the Company expects to pay placement agent fees of approximately $1.6 million to Leerink Swann and an aggregate of approximately $0.5 million to the co-agents.

The Shares were offered and will be sold in a private placement without registration under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Each Investor represented to the Company that it is an accredited investor and that such Investor acquired the securities for its own account and not with a view to resale or distribution in violation of the Securities Act.

In connection with the Private Placement, on March 12, 2013, the Company entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to register for resale the Shares acquired by the Investors in the Private Placement (the “Registrable Shares”). Pursuant to the Registration Rights Agreement, the Company agreed to use its reasonable best efforts to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the resale of the Registrable Shares within 30 days following the Closing and to use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than 90 days following the Closing (or 120 days following the Closing if the SEC determines to review the Registration Statement).

In the event the Registration Statement (i) has not been filed by 30 days following the Closing, (ii) has not been declared effective by 90 days following the Closing (or 120 days following the Closing in the event the SEC determines to review the Registration Statement), or (iii) ceases to remain continuously effective as to all Registrable Securities for more than 30 consecutive days or 60 days during any 12-month period, then the Company has agreed to make payments to each Investor as liquidated damages in an amount equal to 1.0% of the aggregate amount invested by each such Investor per 30-day period during which no Registration Statement is filed or declared effective, as applicable, with respect to the Registrable Securities, up to a maximum aggregate liquidated damages amount equal to 5% of the aggregate amount invested by each such Investor.  In addition, the Company has agreed to keep the Registration Statement continuously effective until the earliest to occur of (i) the date on which all of the Registrable Shares registered thereunder have been sold, (ii) the date on which all of the Registrable Securities covered by the Registration Statement may be sold without restriction pursuant to Rule 144 under the Securities Act and (iii) the third anniversary of the date on which the Registration Statement is declared effective.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Private Placement and sale of the Shares is incorporated by reference into this Item 3.02.

Item 8.01  Other Events.

On March 13, 2013, the Company issued a press release announcing the Private Placement. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

IMPORTANT ADDITIONAL INFORMATION

Statements in this Current Report on Form 8-K regarding the Private Placement that are not strictly historical are forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to the Company’s inability, or the inability of the Investors, to satisfy the conditions to the Closing and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC and in other filings that the Company periodically makes with the SEC. The Company assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: March 14, 2013	/s/ Michelle Dipp, M.D., Ph.D.
By: Michelle Dipp, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of March 12, 2013, by and among the Company and the persons party thereto
10.2	Registration Rights Agreement, dated March 12, 2013, by and among the Company and the persons party thereto
99.1	Press Release of the Company, dated March 13, 2013